Exhibit 99.1

Hexcel Corporation Two Stamford Plaza | 281 Tresser Blvd., 16th Floor Stamford, CT 06901 USA www.hexcel.com

NEWS RELEASE

Hexcel Names James Coogan as New Chief Financial Officer

STAMFORD, Conn., March 13, 2026 – Hexcel Corporation (NYSE: HXL) announced today that James (Jamie) Coogan has been appointed Executive Vice President and Chief Financial Officer effective May 1, 2026. He will report to Tom Gentile, Hexcel Chairman, CEO and President. Coogan succeeds Mike Lenz who has been serving as interim Chief Financial Officer. Lenz will remain for a period of time when Coogan joins the company as a Senior Advisor to assist with the transition.

“Jamie brings the experience and the financial leadership that will help Hexcel build on our momentum as we enter a period of growth with rising commercial aircraft production rates and an expanding defense and space market,” said Tom Gentile, Chairman, CEO and President, Hexcel Corporation. “His experience in aerospace and defense companies and broader industrial manufacturing organizations will enable him to make a meaningful impact quickly on Hexcel’s strategic priorities.”

“I also want to thank Mike Lenz for his steady leadership as interim Chief Financial Officer of Hexcel,” added Gentile. “Mike’s contributions during this period have been invaluable while we conducted the search for a new CFO and we appreciate his continued support during the transition.”

Coogan most recently served as Executive Vice President and Chief Financial Officer at Axcelis Technologies (Nasdaq: ACLS), a supplier in the semiconductor industry, having joined the company in September 2023. Previously he served as Senior Vice President, Chief Financial Officer at Kaman Corporation (formerly traded on the NYSE under the symbol KAMN). During his 15 years at Kaman, he held various management positions including Vice President, Investor Relations and Corporate Development, Assistant Vice President, External Reporting and SEC Compliance, and Director, External Reporting and SEC Compliance.

Coogan has more than 20 years of finance, accounting and investor relations experience across multiple industries, including aerospace and defense. After starting his career at PwC, he held several financial management roles at Ann Taylor Stores Corporation and Mohegan Tribal Gaming Authority before joining Kaman.

Coogan holds an MBA from the Yale School of Management, an M.S. in Accounting and a B.S. in Business Administration, Accounting from the University of Connecticut.

###

About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We provide innovative, high-performance material solutions that are lighter, stronger and tougher, shaping a world that moves farther, smarter and more efficiently. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core, and composite structures for use in commercial aerospace, defense and space, and industrial applications.

2 | HEXCEL CORPORATION

Contact

Chuck Cadena| Vice President, Global Corporate Marketing & Communications | chuck.cadena@Hexcel.com | (203) 352-0341